Form 12b-25
[As last amended in Release No. 34-35113, December 19,1994, 59 F.R. 67752.]

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING
                                   (Check One)

[ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X ] Form 10-Q  [ ] Form N-SAR

      For Period Ended:  September 30, 1997
_____________________________________________________________________________
      [    ] Transition Report on Form 10-K
      [    ] Transition Report on Form 20-F
      [    ] Transition Report on Form 11-K
      [    ] Transition Report on Form 10-Q
      [    ] Transition Report on Form N-SAR
             For the Transition Period Ended:
______________________________________________________________________________
  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

  Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
______________________________________________________________________________

  I   the  notification  relates to a portion  of the  filing  checked above, identify the Item(s) to which the notification relates:
______________________________________________________________________________

Part I -  Registrant Information
______________________________________________________________________________
Full Name of Registrant

          PHC, Inc.
_____________________________________________________________________________
Former Name if Applicable   N/A

           200 Lake Street, Suite 102
_____________________________________________________________________________
Address of Principal Executive Office ( Street and number)

          Peabody, Massachusetts  01960
_____________________________________________________________________________
           City, State and Zip Code
______________________________________________________________________________
Part II - Rules 12b-25 (b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the described due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

              (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

Part III - Narrative

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

     Financial Statements are unavailable. (Attach Extra Sheets if Needed)

Part - IV Other Information
______________________________________________________________________________

  (1) Name and telephone number of person to contact in regard to this notification.
           Paula C. Wurts         (978)                  536-2777
               (Name)          (Area Code)           (Telephone Number)

   (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                          [X] Yes [ ] No

   (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                          [ ] Yes [X] No


   If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
 ..............................................................................

     PHC, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  November 14, 1997        By   /s/  Paula  C. Wurts
                                    Controller, Assistant Treasurer, Assistant
                                    Clerk